EXHIBIT 99.1

DURASWITCH

NEWS RELEASE: Aug. 5, 2003	Contact:	Heather Beshears Vice President, Corporate Communications Duraswitch Industries, Inc. Tel: 480.586.3357 heather@duraswitch.com

DURASWITCH ANNOUNCES RESULTS FOR SECOND QUARTER AND

SIX MONTHS ENDED JUNE 30, 2003

PHOENIX, Ariz. (Aug. 5, 2003) – Duraswitch (NASDAQ: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter and six months ended June 30, 2003.

Duraswitch reported a net loss of $821,000, or $0.09 per share, for the second quarter of 2003, compared to a net loss of $1.2 million, or $0.13 per share for the second quarter of 2002. Revenue for the second quarter of 2003 included $161,000 in licensing revenue, which generated a gross profit of $148,000. For the comparable period in 2002, revenues included $237,000 in licensing revenue, which generated a gross profit of $196,000.

For the first half of 2003, Duraswitch’s net loss was $1.5 million or $0.16 per share compared to a net loss of $2.5 million, or $0.26 per share for the same period in 2002. Licensing revenue for the first half of 2003 decreased 24% and included $320,000 in licensing revenue, which generated a gross profit of $290,000. Revenues for the comparable six-month period in 2002 included $422,000 in licensing revenue and $25,000 in product revenue, which generated a gross profit of $390,000.

Gross margin (gross profit as a percentage of sales) for the quarter was 92%. This is in line with the Company’s expectation of 85-95%, depending on the mix of different technologies used by licensees, which have different margins.

Commenting on the quarter, Bob Brilon, Duraswitch CEO, said, “We are disappointed that our revenue period-over-period has not reflected the growth that we had hoped for in the short term. We are confident in our business model and feel well positioned to capitalize on our network of 25 announced licensees and their strengths and relationships as the overall economy becomes stronger. Our efforts are focused on the commercialization of existing, developed technologies. Cost-cutting measures, significantly reducing our research and development efforts, started in 2002 and continued in 2003 have significantly reduced our operating expenses.

“The second quarter was a record quarter for application design reviews from licensees and we have already surpassed full-year 2002 levels. Despite a difficult economic environment, our licensees have continued to penetrate key markets such as medical devices and industrial controls, as well as breaking into the commercial appliance, exercise equipment and avionics markets.”

A design review is generally the step before a product goes to prototype and production. Some of the specific projects that Duraswitch licensees won during the first half of the year include bar code readers, gas pumps, treadmills, GPS tracking systems, marine bridge controls, coffee machines, veterinary ultrasounds, ambulance console controls, portable respiratory equipment, medical diagnostic equipment, MRI control panels, industrial packaging equipment and railway telecommunications controls. These projects are still in initial production stages, with annual usage estimates ranging from just a few hundred PushGates for prototype panels up to 1 million PushGates for an industrial control application. Design reviews for the first half of 2003 also included new technology constructions such as the Large Key PushGate for treadmill controls and the High-Impact PushGate for gas pumps.

“We continue to see implementation of our existing technologies and have made advances on other key measures including new licensees, strategic alliances and customer applications,” Brilon added.

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Duraswitch Results for Second Quarter and Six Months Ended June 30, 2003 – 2

During the first half of 2003, Duraswitch announced four new licensee partners:

-	Danielson, one of the largest membrane switch manufacturers in Europe,
-	Siemens, a leading global electronics and engineering company,
-	Printec, a provider of low-cost manufacturing through its base in Taiwan and facilities in China, as well as a U.S.-based sales, design and prototype facility, and
-	Advanced Input Devices, an industry leader in complete input products, and the second Esterline division to license Duraswitch technologies.

Alliances announced during the quarter included a strategic technology and marketing agreement with FLEXcon, a manufacturer of pressure-sensitive films and adhesives. Duraswitch also announced the successful results of a development project with Sheldahl, which significantly enhances the life of the thiNcoder rotary switch using copper-on-flex circuitry.

Average revenue earned per-PushGate continues to remain in the $0.10 range. Fluctuations in both unit sales and revenues are expected in any given quarter.

Cost-cutting initiatives announced in the fourth quarter of 2002 brought total operating expenses down in the first half of 2003 to $1,826,000, versus $2,972,000 in the first half of 2002. The Company previously announced that it expected to significantly reduce total operating expenses for 2003 as compared to 2002. Cost cutting measures have continued in the first half of 2003 and are expected to reduce second half 2003 expenses as compared to the first half of the year. Duraswitch reported $5.3 million in cash, a $12 million cash royalty commitment from Delphi over the next four years, and has no debt at the end of June 2003.

“During the second quarter of 2003, we continued to reduce internal research and development activities, including further reductions in research and development personnel, and are outsourcing these activities through our licensees and partners,” Brilon continued. “As part of reduced research and development activities, we entered into a new employment agreement with Tony Van Zeeland, co-founder and chief technology officer. Consistent with our focus on supporting our licensees in commercializing developed technologies as opposed to focusing on the creation of new technologies, the new agreement reduces his salary and time commitment to Duraswitch by 50% effective July 1. As our chief technology officer, a director on our board and 10% equity owner, he remains committed to assisting our licensees in the commercialization of our existing technologies.

“During this stage of our company’s growth, we are cautious about predicting the timing and magnitude of our top-line growth due to various unpredictable parameters not within our control and lack of historical data. A significant portion of our revenue to date has been recognition of revenue from the Delphi license agreement. That will continue to be a baseline, and will be augmented by their guaranteed minimum royalties for automotive applications totaling $12 million in 2004-2007. Revenue through other licensees could vary widely quarter to quarter.”

About Duraswitch

Duraswitch is an innovator in the design and development of electronic switch technologies. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities to commercialize the technologies for a wide range of commercial and industrial controls. Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding potential production and revenue based on increasing design wins through licensees, our licensees’ ability to successfully market and manufacture products using our technologies, and the future impact of our cost-cutting measures. Risks and uncertainties that could cause results of operations to differ materially from those projected include lack of market acceptance of our products, underestimating the amount of licensing sales that we would need to cover our expenses and therefore underestimating the length of time it will take to develop enough licensing sales to create a net profit, unexpected expenses relating to protecting our intellectual property and increased sales and marketing expenses and other uncertainties, are described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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DURASWITCH INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
NET REVENUE:
Licensing	$161,245	$237,412	$320,272	$422,344
Product	—	—	—	24,675

Total net revenue	161,245	237,412	320,272	447,019
COST OF GOODS SOLD:
Licensing	13,523	41,222	30,576	57,246
Product	—	—	—	—

Total cost of goods sold	13,523	41,222	30,576	57,246

Gross profit	147,722	196,190	289,696	389,773

OPERATING EXPENSES:
Selling, general and administrative	646,511	745,745	1,221,099	1,564,558
Research and development	294,449	690,032	604,889	1,407,429

Total operating expenses	940,960	1,435,777	1,825,988	2,971,987

LOSS FROM OPERATIONS	(793,238)	(1,239,587)	(1,536,292)	(2,582,214)
OTHER INCOME (EXPENSE) – Net	(27,804)	43,241	(9,577)	93,055

NET LOSS	$(821,042)	$(1,196,346)	$(1,545,869)	$(2,489,159)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.09)	$(0.13)	$(0.16)	$(0.26)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,613,927	9,531,778	9,609,333	9,530,703

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2003	2002
	(Unaudited)
Cash and cash equivalents	$5,287,792	$7,036,959
Total assets	7,581,789	9,502,129
Total stockholders’ equity	$5,351,464	$6,857,333